Exhibit 15.4

To	NETEASE, INC.
NetEase Building, No. 599 Wangshang Road
Binjiang District, Hangzhou
Zhejiang Province, PRC

April 28, 2022

Dear Sir/Madam:

We consent to the reference to our firm under the headings of “Enforcement of Civil Liabilities” in NETEASE, INC.’s Annual Report on Form 20-F for year ended December 31, 2021, which will be filed with the Securities and Exchange Commission.

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

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Yours faithfully,

/s/ Zhong Lun Law Firm

Zhong Lun Law Firm